Exhibit 10.1

THIRTEENTH AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN HOMES 4 RENT, L.P.

DESIGNATION OF 5.875% SERIES F CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

April 20, 2017

Pursuant to Section 4.2 and Section 14.1.B of the Agreement of Limited Partnership of American Homes 4 Rent, L.P., as amended by the First Amendment, dated as of December 31, 2012, the Second Amendment, dated as of February 28, 2013, the Third Amendment, dated as of June 10, 2013, the Fourth Amendment, dated as of June 10, 2013, the Fifth Amendment, dated as of October 24, 2013, the Sixth Amendment, dated as of December 27, 2013 the Seventh Amendment, dated as of April 30, 2014, the Eighth Amendment, dated as of September 19, 2014, the Ninth Amendment, dated as of February 26, 2015, the Tenth Amendment, dated as of February 25, 2016, the Eleventh Amendment, dated as of May 17, 2016, and the Twelfth Amendment, dated as of June 22, 2016 (collectively, the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance to American Homes 4 Rent (“AH4R”) of Series F Preferred Units (as defined herein) of American Homes 4 Rent, L.P. (the “Partnership”) in exchange for the contribution by AH4R of the net proceeds from the public offering of 5.875% Series F Cumulative Redeemable Perpetual Preferred Shares of beneficial interest, par value $0.01 per share, of AH4R (the “Series F Preferred Shares”):

1. Designation and Number. A series of Preferred Units (as defined herein), designated the “5.875% Series F Cumulative Redeemable Perpetual Preferred Units,” is hereby established (the “Series F Preferred Units”). The number of Series F Preferred Units shall be 6,900,000. The Series F Preferred Units are being issued to AH4R in connection with the issuance by AH4R of Series F Preferred Shares. The designations, preferences and other rights of the Series F Preferred Units contained in this Thirteenth Amendment are intended to be substantially similar to the designations, preferences and other rights (except voting rights) contained in the Articles Supplementary for the Series F Preferred Shares, and AH4R shall interpret this Thirteenth Amendment in a manner consistent with such intent.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Thirteenth Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary dated April 20, 2017 to the Articles of Amendment and Restatement of Declaration of Trust of AH4R designating the Series F Preferred Shares.

“Business Day” shall have the meaning provided in the Articles Supplementary.

“Change of Control” shall have the meaning provided in the Articles Supplementary.

“Change of Control Conversion Date” shall have the meaning provided in the Articles Supplementary.

“Change of Control Conversion Right” shall have the meaning provided in Section 9(b)(i).

“Class A Share Price” shall have the meaning provided in the Articles Supplementary.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Initial Liquidation Preference” means $25.00 per Series F Preferred Unit.

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidation Preference” shall have the meaning provided in Section 6(a).

“NYSE” shall have the meaning provided in the Articles Supplementary.

“Original Issue Date” means April 24, 2017, the first date of issue of any Series F Preferred Units.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Preferred Return” shall have the meaning provided in Section 5(a).

“Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Partnership Agreement.

“Redemption Date” shall have the meaning provided in Section 7(b)(i).

“Regular Redemption Right” shall have the meaning provided in Section 7(b)(i).

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Share Cap” shall have the meaning provided in the Articles Supplementary.

“Special Redemption Price” shall have the meaning provided in Section 7(c)(i).

“Special Redemption Right” shall have the meaning provided in Section 7(c)(i).

3. Maturity. The Series F Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Rank. The Series F Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all Class A Units, Class B Units, LTIP Units, and any class or series of Partnership Units expressly designated as ranking junior to the Series F Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on a parity with any class or series of Partnership Units issued by the Partnership expressly designated as ranking on a parity with the Series F Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Partnership Units issued by the Partnership expressly designated as ranking senior to the Series F Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Partnership Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series F Preferred Units prior to conversion or exchange. The Series F Preferred Units will also rank junior in right of payment to the Partnership’s existing and future indebtedness.

5. Distributions.

(a) Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series F Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, cumulative cash distributions at the applicable annual rate (the “Preferred Return”):

On and after the Original Issue Date

Distribution Rate:	5.875% per annum on the Initial Liquidation Preference

Distributions on the Series F Preferred Units shall accrue and be cumulative from (and including) the Original Issue Date and shall be payable quarterly, in equal amounts, in arrears, on the last day of each March, June, September and December of each year (each, a “Preferred Unit Distribution Payment Date”); provided, however, if any Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Preferred Unit Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Preferred Unit Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Preferred Unit Distribution Payment Date to such next succeeding Business Day. A “distribution period” shall mean the period commencing from, and including, the Preferred Unit Distribution Payment Date to, but excluding, the next succeeding Preferred Unit Distribution Payment Date. The initial distribution period shall be the period from, and including, the Original Issue Date to, but excluding, June 30, 2017 to holders of record of the Series F Preferred Units as of June 15, 2017. The amount of any distribution payable on the Series F Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series F Preferred Units as they appear on the records of the Partnership at 5:00 P.M., New York time, on the applicable record date, which shall be the March 15, June 15, September 15, or December 15 immediately preceding the Preferred Unit Distribution Payment Date (each, a “Distribution Record Date”). If a Distribution Record Date does not fall on a Business Day, then such Distribution Record Date shall be the immediately preceding Business Day.

(b) No distributions on the Series F Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, distributions on the Series F Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d) Except as provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Class A Units, Class B Units, LTIP Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Class A Units, Class B Units, LTIP Units or Junior Preferred Units) for any period, nor shall Class A Units, Class B Units, LTIP Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, Class A Units, Class B Units, LTIP Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series F Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series F Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series F Preferred Units and any Parity Preferred Units, all distributions declared on the Series F Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series F Preferred Unit and any such Parity Preferred Unit shall in all cases bear to each other the same ratio that accrued distributions per Series F Preferred Unit and any such Parity Preferred Unit (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Unit for prior distribution periods if such Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series F Preferred Units which may be in arrears.

(f) Holders of Series F Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series F Preferred Units as provided above. Any distribution made on the Series F Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remains payable. Accrued but unpaid distributions on Series F Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

(g) For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Class A Units, Class B Units, LTIP Units, or Junior Preferred Units, the holders of the Series F Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership and any liquidation preference owing in respect of any Senior Preferred Units, a liquidation preference in cash or property at fair market value, as determined by the General Partner, the sum of: (i) the Initial Liquidation Preference and (ii) an amount per unit equal to any accrued and unpaid distributions to, but excluding, the date of payment or the date the amount for payment is set apart for payment (the “Liquidation Preference”).

(b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidation Preference on all outstanding Series F Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series F Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full amount of the Liquidation Preference to which they would otherwise be respectively entitled.

(c) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series F Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series F Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

(d) After payment of the full amount of the Liquidation Preference to which they are entitled, holders of Series F Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(e) For the avoidance of doubt, the consolidation or merger of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

(f) Notice of liquidation, dissolution or winding up of the Partnership shall be consistent with the notice procedures set forth in paragraph 5(d) of the Articles Supplementary.

7. Redemption.

(a) The Series F Preferred Units are not redeemable except as otherwise provided in this Section 7.

(b) Redemption by the Partnership.

i.	After April 24, 2022, if and when AH4R exercises its option to redeem Series F Preferred Shares as provided in paragraph 6(a)(i) of the Articles Supplementary, the Partnership may redeem some or all of the Series F Preferred Units, for cash, at a redemption price equal to the Liquidation Preference to, but excluding, the date fixed for redemption (such date, the “Redemption Date”) (such right, the “Regular Redemption Right”).

ii.	Unless full cumulative distributions on all Series F Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series F Preferred Units (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for Class A Units, Class B Units, LTIP Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series F Preferred Units by the Partnership in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series F Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Units.

iii.	Immediately prior to any redemption of Series F Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the Series F Preferred Units to, but excluding, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Unit Distribution Payment Date, in which case each holder of Series F Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Units for which a notice of redemption has been given.

iv.	Notice of redemption of the Series F Preferred Units shall be consistent with the notice procedures set forth in paragraph 6(a)(ii)(A) of the Articles Supplementary.

v.	Holders of Series F Preferred Units to be redeemed shall surrender such Series F Preferred Units at the place or places designated in such notice and, upon surrender of the units, such Series F Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions payable upon such redemption. If notice of redemption of any of the Series F Preferred Units has been given and if the funds necessary for such redemption have been set apart by the Partnership for the benefit of the holders of any Series F Preferred Units so called for redemption, then, from and after the Redemption Date, distributions will cease to accrue on such Series F Preferred Units, such Series F Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series F Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but excluding, the Redemption Date; provided, however, if the Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Unit Distribution Payment Date, each holder of Series F Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Preferred Unit Distribution Payment Date.

vi.	All Series F Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

(c) Special Redemption Right upon a Change of Control.

i.	Upon the occurrence of a Change of Control, if and when AH4R exercises its option to redeem Series F Preferred Shares as provided in paragraph 6(b)(i) of the Articles Supplementary, the Partnership will redeem all or any part of the Series F Preferred Units at any time within 120 days after the date on which the Change of Control has occurred (the “Special Redemption Right”), for cash equal to the Liquidation Preference, to, but excluding, the Redemption Date (the “Special Redemption Price”). If, prior to the Change of Control Conversion Date, the Partnership exercises its Regular Redemption Right or Special Redemption Right in connection with a Change of Control, holders of the Series F Preferred Units shall not be permitted to exercise their Change of Control Conversion Right (as defined in Section 9(b)(i) below).

ii.	Unless full cumulative distributions on all Series F Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series F Preferred Units (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for Class A Units, Class B Units, LTIP Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series F Preferred Units by the Partnership in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series F Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Units.

iii.	Immediately prior to any redemption of Series F Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the Series F Preferred Units to, but excluding, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Unit Distribution Payment Date, in which case each holder of Series F Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Units for which a notice of redemption has been given.

iv.	Notice of redemption of the Series F Preferred Units shall be consistent with the notice procedures set forth in paragraph 6(b)(ii)(A) of the Articles Supplementary.

v.

Holders of Series F Preferred Units to be redeemed shall surrender such Series F Preferred Units at the place or places designated in such notice and, upon surrender of the units, such Series F Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions payable upon such redemption. If notice of redemption of any of the Series F Preferred Units has been given and if the funds necessary for such redemption have been set apart by the

Partnership for the benefit of the holders of any Series F Preferred Units so called for redemption, then, from and after the Redemption Date, distributions will cease to accrue on such Series F Preferred Units, such Series F Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series F Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but excluding, the Redemption Date; provided, however, if the Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Unit Distribution Payment Date, each holder of Series F Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Preferred Unit Distribution Payment Date.

vi.	All Series F Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

8. Voting Rights. Holders of the Series F Preferred Units will not have any voting rights.

9. Conversion.

(a) The Series F Preferred Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b) Conversion Upon a Change of Control.

i.	Upon the occurrence of a Change of Control, each holder of the Series F Preferred Units shall have the right (the “Change of Control Conversion Right”), subject to the Special Redemption Right of the Partnership, to convert some or all of the Series F Preferred Units held by such holder on the relevant Change of Control Conversion Date into a number of Class A Units per Series F Preferred Unit equal to the lesser of (A) the quotient obtained by dividing (1) the sum of (x) the Initial Liquidation Preference, plus (y) any accrued and unpaid distributions thereon to, but excluding, the Change of Control Conversion Date, unless the Change of Control Conversion Date is after a Distribution Record Date for a Preferred Unit Distribution Payment Date for which distributions have been declared and prior to the corresponding Preferred Unit Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum and such declared distribution will instead be paid, on such Preferred Unit Distribution Payment Date, to the holder of record of the Series F Preferred Units to be converted as of 5:00 P.M. New York time, on such Distribution Record Date), by (2) the Class A Share Price, and (B) the Share Cap.

ii.	Notice of occurrence of the Change of Control shall be consistent with the notice procedures set forth in paragraph 10(a)(ii) of the Articles Supplementary.

iii.	Exercise of the Change of Control Conversion Right shall be consistent with the procedures set forth in paragraphs 10(a)(iv) and (v) of the Articles Supplementary.

iv.	No fractional Class A Units shall be issued upon conversion of the Series F Preferred Units. In lieu of fractional units, holders of the Series F Preferred Units shall be entitled to receive the cash value of such fractional units based on the Class A Unit Price.

v.	The Partnership will deliver all Class A Units (including, without limitation, cash in lieu of fractional Class A Units) and any other property owing upon conversion no later than the fourth (4th) Business Day following the Change of Control Conversion Date.

10. Allocation of Profit and Loss. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series F Preferred Units in accordance with Article VI of the Partnership Agreement.

11. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER: AMERICAN HOMES 4 RENT

By:	/s/ Diana Laing
Name: Diana Laing Title: Chief Financial Officer